EXHIBIT 99.1

MEREDITH BOARD ANNOUNCES TOP MANAGEMENT SUCCESSION

Stephen M. Lacy elected President and Chief Executive Officer

William T. Kerr to serve as non-executive Chairman

DES MOINES, IA (January 30, 2006) -- Meredith Corporation (NYSE:MDP), one of America's leading media and marketing companies and publisher of Better Homes and Gardens magazine, announced today that the Meredith Corporation Board of Directors has elected Stephen M. Lacy as President and Chief Executive Officer, effective July 1, 2006.

Lacy, 51, currently President and Chief Operating Officer, will succeed William T. Kerr, 64, as CEO. Kerr will remain on the Meredith Board and serve as non-executive chairman. Lacy's election is part of a planned succession and in line with Meredith's historical practices.

"During his tenure at Meredith, Steve Lacy has proven to be an outstanding growth-oriented leader of successful, industry-leading businesses," Kerr said. "Of equal importance, he is a great motivator who stresses communication and accountability. He is an exceptionally quick study and one of the hardest-working executives I've ever known. He's collaborated with me on every key strategic initiative and decision over the last five years and is extremely qualified for this position."

Lacy joined Meredith in February 1998 as VP/Chief Financial Officer and was promoted to President of the Meredith Integrated and Interactive Marketing Group in March 2000. He was promoted to Meredith Publishing Group President in November 2000, and elected President and COO in May 2004.

"Meredith is truly one of the nation's great media and marketing companies, and I'm honored that the Board has asked me to serve in this expanded role," Lacy said. "My predecessors established an outstanding track record, and I believe Meredith is positioned for even more success in the future."

During his tenure, Lacy helped engineer the purchases of the American Baby Group as well as Parents, Child, Fitness and Family Circle magazines, dramatically increasing Meredith's reach to younger women. These successes, combined with extensive expansion and record-breaking performance by the company's books, integrated marketing and interactive media operations, led to Lacy being named "Publishing Executive of the Year" by Advertising Age magazine in both 2003 and 2005.

Lacy has also played leading roles in Meredith's efforts to expand its online and broadcasting footprints. Meredith's 32 Web sites now generate 125 million page views from more than 10 million unique visitors every month. Under his watch, Meredith added network television affiliates in Kansas City, Chattanooga and Springfield (MA).

Lacy, a Certified Public Accountant, earned both a bachelor's and master's degrees from Kansas State University. Lacy currently serves as Chair of the Board of Directors of The Direct Marketing Association and serves on the Boards of The Advertising Council, Magazine Publishers of America, the Kansas State University Foundation and United Way of Central Iowa.

Lacy lives in Des Moines with his wife, Cathy, and two children. He also maintains an office at Meredith's New York City-based publishing offices.

About Meredith

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Parents, Child, Fitness, Family Circle and American Baby - and approximately 200 special interest publications. Meredith owns 14 television stations, including properties in top-25 markets such as Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains more than 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 32 Web sites and strategic alliances with leading Internet destinations.

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